EXHIBIT 10.1
ANALOG DEVICES, INC.
EXECUTIVE SECTION 162(m) PLAN

I.	Purpose
The purpose of the Executive Section 162(m) Plan, as amended (the “Section 162(m) Plan”), is to motivate and retain senior executives of Analog Devices, Inc. (the “Company”) to achieve targeted levels of corporate, financial and strategic performance. The terms of the Section 162(m) Plan set forth herein shall, if approved by the shareholders of the Company, apply to awards for or during fiscal year 2013 and later fiscal periods. The Section 162(m) Plan provides for an incentive pool based on the Company’s Profits (as defined below) pursuant to Section III hereof.

II.	Eligibility and Participation
Participants in the Section 162(m) Plan for any performance period shall include the Chief Executive Officer of the Company and such other key executives or class of executives as may be designated as participants for such period by the Compensation Committee (the “Committee”) of the Board of Directors of the Company.

III.	Incentive Pool
A. General. The Committee may designate participants who are eligible to receive an allocation of an incentive pool equal to 2% of the Company’s operating income determined in accordance with GAAP (Generally Accepted Accounting Principles), as set forth in the Company's financial statements filed with the Securities and Exchange Commission, excluding restructuring charges, gain/loss from the sale of a business, and tangible and intangible asset impairments but including amounts paid under the Section 162(m) Plan (“Profits”) for the applicable performance period. The Committee shall allocate the incentive pool among the participants for each performance period. The performance period may be one or more fiscal quarters, one or more fiscal years, or such other period as determined by the Committee; provided that, for the avoidance of doubt, in no event may any performance periods overlap. In no event may (i) the allocation to any particular participant exceed 100% of the total incentive pool for the performance period and (ii) the sum of the incentive pool allocations for all participants exceed 100% of the total incentive pool. The incentive pool and the allocations among participants must be established by the Committee no later than the earlier of (i) ninety (90) days after the beginning of the performance period for which the incentive pool is created and (ii) the first 25% of the portion of the performance period with respect to which the incentive pool relates; provided, however, that in all cases, the incentive pool and the applicable allocations must be established by such time as may be required in order for the amounts paid under the incentive pool to qualify as performance-based compensation under Section 162(m)(4)(C) of the Internal Revenue Code (the “Code”) (such required date, the “162(m) Deadline”).
B. Additional Provisions. Allocations to participants may be paid in the form of cash, equity or otherwise in accordance with the discretion of the Committee. The Committee may, in its sole discretion, (i) subject the participant’s right to receive his or her allocation of the incentive pool to additional service and/or performance conditions, including, without limitation, performance conditions under the annual executive performance incentive plan (the “Annual Bonus Plan”) established by the Board of Directors of the Company or the Committee and/or conditions relating to the delivery of equity awards under the Company’s then-effect stock incentive plan (a “Stock Incentive Plan”), and (ii) use negative discretion to reduce or eliminate the amount of any incentive pool allocation to a participant. Notwithstanding the foregoing, in no event may the Board or the Committee increase the amount of such payment.

IV.	Terms
Each payment of an amount attributable to a participant’s incentive pool allocation under this Section 162(m) Plan shall be subject to the following terms:

A.    No payment shall be made to participants in the Section 162(m) Plan unless and until the Committee has certified in writing (in such manner as shall be consistent with regulations under Section 162(m) of the Code) the amount of Profits for the applicable performance period and the participant’s allocation of the incentive pool.
B.    To the extent amounts payable under the Section 162(m) Plan are paid in cash and to the extent the performance periods under the Section 162(m) Plan are the Company’s fiscal quarters, unless otherwise provided by the Committee, payment for the first and second fiscal quarters shall be made on or before June 30 of the calendar year in which the second fiscal quarter ends and payment for the third and fourth fiscal quarters shall be made on or before December 31 of the calendar year in which the fourth quarter ends. To the extent that the performance period is based on a different period of time, the Committee shall determine the time of payment in its sole discretion. Notwithstanding the preceding two sentences, in all cases cash payments shall be made no later than the later of (i) two and a half months after the end of the Company’s tax year in which such payment is no longer subject to a substantial risk of forfeiture and (ii) two and a half months after the end of the participant’s tax year in which such payment is no longer subject to a substantial risk of forfeiture. To the extent the Committee exercises discretion to make allocations in the form of equity awards under a Stock Incentive Plan, such allocations shall be paid in the time and manner consistent with the terms of such Stock Incentive Plan.
C.    Except as specifically set forth in this Section 162(m) Plan, the Annual Bonus Plan, a Stock Incentive Plan or in another agreement between a participant in the Section 162(m) Plan and the Company, a participant must be employed by the Company or one of its subsidiaries on the date on which any amount under the Section 162(m) Plan is paid in order to be eligible to receive such payment.

V.	Actions Binding, No Right To Employment, etc.
The Committee shall have complete discretion to construe and administer the Section 162(m) Plan, to establish an incentive pool, to establish incentive pool allocations among participants, to determine the form in which amounts attributable to incentive pool allocations shall be paid, and otherwise to do all things necessary or appropriate to carry out the Section 162(m) Plan. The Committee is not obligated to establish an incentive pool or to make any allocations to any particular participants under the Section 162(m) Plan. Actions by the Committee under the Section 162(m) Plan shall be conclusive and binding on all persons.
Nothing in the Section 162(m) Plan shall entitle any participant to continued employment with the Company and its subsidiaries, and the loss of benefits or potential benefits under the Section 162(m) Plan shall in no event constitute an element of damages in any action brought against the Company or its subsidiaries.
The Committee may at any time, in its sole discretion, amend or terminate the Section 162(m) Plan.
The Section 162(m) Plan is effective on January 22, 2013, provided that any amounts payable under this plan shall be subject to approval of the material terms of the Section 162(m) Plan by the Company’s stockholders in the manner required under Section 162(m) of the Code in order for such amounts to be eligible to qualify as performance-based compensation under Section 162(m) of the Code, to the extent not already so approved.
Approved March 13, 2013